Cohu Sells Metal Detection Business

POWAY, Calif., May 15, 2006 — Cohu, Inc. (NASDAQ:COHU) today announced that it has sold substantially all the assets, excluding real property, of its metal detection equipment business, FRL, Incorporated to First Texas Holdings Corporation, for approximately $3.2 million in cash. The sale is expected to result in a pretax loss of approximately $0.7 million that will be recorded in Cohu’s second fiscal quarter ending June 24, 2006. For the three years ended December 31, 2005, FRL represented 3.5% of Cohu’s consolidated sales and generated operating losses of $2.3 million.

Cohu, through its Delta Design subsidiary, is a leading supplier of test handling solutions used by the global semiconductor industry, as well as a supplier of closed circuit television and microwave communications equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at http://www.cohu.com. Contact: John Allen — Investor Relations (858) 848-8106.